Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal Third Quarter, Nine Months 2016 Financial Results

Stroudsburg, PA. – July 27, 2016 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today announced financial results for the nine months ended June 30, 2016. The Company is the holding company for ESSA Bank & Trust, a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia.

The Company reported net income of $2.1 million, or $0.20 per diluted share, for the fiscal third quarter ended June 30, 2016, compared with net income of $2.5 million, or $0.23 per diluted share, for the same quarter last year. For the fiscal nine months ended June 30, 2016, the Company reported net income of $6.2 million or $0.59 per diluted share, compared to $7.5 million or $0.71 per diluted share for the comparable period in 2015.

Results for the nine months ended June 30, 2016, include the acquisition of Eagle National Bank (“ENB”), which was completed on December 4, 2015. Non-recurring merger related charges were $245,000, or $0.02 per diluted share (after-tax), for the nine months ended June 30, 2016.

HIGHLIGHTS

•	Total interest income in the third quarter of 2016, primarily reflecting year-over-year loan growth, was $14.7 million, up 8.5% from $13.6 million for the three months ended June 30, 2015. Total interest income for the nine months ended June 30, 2016 increased to $43.7 million compared to $40.9 million for the nine months ended June 30, 2015.
•	Interest expense management and net earning asset growth contributed to net interest income of $11.9 million in the third quarter of 2016 up from $11.0 million for the comparable period in 2015. Net interest income for the nine months of 2016 increased 6.6% to $35.2 million compared to $33.1 million for the comparable period in 2015.
•	Total loans at June 30, 2016 were $1.23 billion, up 11.9% (not annualized), from September 30, 2015.
•	With total assets increasing to $1.8 billion at June 30, 2016 from $1.6 billion at September 30, 2015, asset quality remained strong. Net charge-offs as a percent of total average loans were 0.05% and 0.11% for the three and nine months ending June 30, 2016, respectively. Non-performing assets declined to 1.33% of total assets at June 30, 2016 from 1.41% at September 30, 2015.
•	Total interest-earning assets increased to $1.65 billion at June 30, 2016 from $1.50 billion at September 30, 2015, while total stockholders’ equity grew to $177.5 million at June 30, 2016 from $171.3 million at September 30, 2015.
•	The Company expanded its team of experienced, production-focused individuals with new hires in commercial lending and relationship management, mortgage lending, cash management/treasury services, and indirect auto lending.

“Growth and positive operating results continue to reflect our investment in commercial banking capabilities, mobile and e-banking, adding experienced team members in several banking sectors and markets, and the technology and systems needed to support efficient, secure operations,” said Gary S. Olson, President and CEO. “We feel net income for the quarter and nine months was solid and on par with expectations, although year-over-year comparisons clearly reflected the impact of higher noninterest expense.

“Our focus continues to be driving accelerating revenue throughout the organization, and our entire team of dedicated, experienced bankers is keenly focused on that goal. In July, we welcomed to our team Stephen H. Patterson, a veteran commercial banker and experienced leader, as Senior Vice President and Chief Lending Officer. His appointment as ESSA’s first chief lending officer reflects the Company’s commitment to generate organic growth from our robust asset base.

“We were pleased that as we have grown organically and through acquisition, we have maintained very sound asset quality. This reflects our commitment to disciplined credit and underwriting practices, which remain an integral part of our operation. We are also pleased that we have built the value of the Company for shareholders, reflected in greater stockholders’ equity, higher tangible book value, and quarterly cash dividends.”

Third Quarter and Nine Months 2016 Income Statement Review

Driven by loan growth, total interest income rose to $14.7 million for the three months ended June 30, 2016 from $13.6 million for the three months ended June 30, 2015. Total interest income for the nine months of 2016 also increased compared with the nine months of 2015.

Interest expense increased $307,000 for the third quarter of 2016 compared to the third quarter of 2015, primarily reflecting a larger base of deposits and increased borrowing activity. The growth of lower-interest core demand deposits, which comprised 51% of total deposits at June 30, 2016, compared with 46% of total deposits at September 30, 2015, contributed to interest expense management.

Net interest income increased 7.7% to $11.9 million for the three months ended June 30, 2016 from $11.0 million for the comparable period in 2015. Net interest income increased $2.2 million or 6.6% to $35.2 million for the nine months ended June 30, 2016 from $33.1 million for the comparable period in 2015.

The net interest margin for the third quarter of 2016 was 2.88%, compared with 3.00% for the previous quarter, and 2.96% for the third quarter of fiscal 2015. Declines in net interest spreads more than offset increases in net interest earning assets for the 2016 fiscal third quarter compared to the third quarter of 2015.

Based on appropriate reserving for increased lending activity and growth, the Company’s provision for loan losses increased to $600,000 for the three months ended June 30, 2016, compared with $525,000 for the three months ended June 30, 2015. The Company’s provision for loan losses increased to $1.8 million for the nine months ended June 30, 2016, compared with $1.5 million for the nine months ended June 30, 2015.

Noninterest income rose 17.9% to $2.3 million for the three months ended June 30, 2016, compared with $1.9 million for the three months ended June 30, 2015. Noninterest income increased $727,000 or 12.8%, to $6.4 million for the nine months ended June 30, 2016, compared with $5.7 million for the nine months ended June 30, 2015. The increases in the third quarter and nine months of 2016 were primarily attributable to fees generated by deposit accounts and increased gain on sale of investments.

Charles D. Hangen, Senior Vice President and Chief Operating Officer, commented: “We are excited about the commercial-focused electronic cash management services, merchant services, numerous corporate credit card options and other treasury management capabilities now being offered to our customers. We expect these fee-based services to make ongoing contributions to noninterest income. Additionally, the value and convenience they offer to business clients helps strengthen relationships, contributing to that ‘sticky’ loan, deposit and service relationship that’s a key to client retention.”

Noninterest expense increased 13.8% to $10.7 million for the three months ended June 30, 2016 compared with $9.4 million for the comparable period in 2015. The primary reasons for the increase include increases in compensation and employee benefits of $717,000, occupancy and equipment of $344,000, and data processing of $137,000. Olson noted that these increases primarily reflect the Company’s growth initiatives: new employees, additional facilities resulting from market expansion, and leading-edge systems, processing, and security technology.

Data processing cost increases included systems expense related to the ENB facility integration. Compensation and benefits primarily reflected new personnel from Eagle and selective hiring of production-focused individuals in the Company’s other markets. Noninterest expense increased $4.1 million or 15.0% to $31.5 million for the nine months ended June 30, 2016 compared with $27.4 million for the comparable period in 2015.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $160.1 million to $1.77 billion at June 30, 2016, from $1.61 billion at September 30, 2015. This increase was primarily due to the merger with ENB.

Total deposits increased $72.6 million, or 6.6%, to $1.17 billion at June 30, 2016, from $1.10 billion at September 30, 2015. The merger with ENB was the primary reason for the increase in deposit accounts. During the same period, borrowings increased $73.3 million, reflecting the Company’s ability to obtain borrowed funds at what management believes are attractive rates. As noted, the amount of core demand deposits increased in proportion to total deposits.

Loans receivable, net of allowance for loan losses, were $1.23 billion at June 30, 2016 compared with $1.10 billion at September 30, 2015. Loan growth was driven primarily by the acquisition of ENB, and continued expansion of the Company’s indirect auto lending business in Scranton, Wilkes-Barre and other served markets.

Commercial real estate loans rose to $287.9 million at June 30, 2016 from $200.0 million at September 30, 2015, while commercial & industrial loans totals were $45.3 million at June 30, 2016 compared with $34.3 million at September 30, 2015. Strong performance and market expansion in indirect auto lending generated 23% growth from year-end 2015 to the close of the first nine months of 2016, as auto loans increased to $199.0 million from $162.2 million. Residential mortgage lending declined $12.9 million in the first half of 2016, reflecting continued soft housing demand in most of the Bank’s served markets.

The Company reported continuing sound asset quality measurements. Nonperforming assets were $23.5 million, or 1.33%, of total assets at June 30, 2016, and $22.7 million, or 1.41%, of total assets at September 30, 2015 and $23.4 million, or 1.46%, at June 30, 2015. Net loan charge-offs in fiscal third quarter 2016 were $625,000 compared to $425,000 in fiscal third quarter 2015. Net loan charge-offs were $1.3 million for the nine months ended June 30, 2016 compared to $1.4 million for the same period in 2015.

Net charge-offs as a percent of total average loans were 0.05% for the three months ending June 30, 2016, and net charge-offs as a percent of total average loans were 0.11% for the nine months ending June 30, 2016, reflecting the Company’s disciplined credit and underwriting standards. The allowance for loan losses was $9.4 million, or 0.76% of loans outstanding, at June 30, 2016.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of approximately 9.10%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.03%.

Stockholders’ equity increased $6.2 million to $177.5 million at June 30, 2016, from $171.3 million at September 30, 2015. During the nine months ended June 30, 2016, the Company repurchased 22,700 shares at an average cost of $13.24 per share. Tangible book value per share at June 30, 2016 increased to $14.14, compared with $14.03 at September 30, 2015. The Company paid a quarterly cash dividend of $0.09 per share on June 30, 2016.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above, as well as risk factors disclosed in our Annual Report on Form 10-K (as supplemented by our quarterly reports on Form 10-Q) could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2016	September 30, 2015
	(dollars in thousands)
ASSETS
Cash and due from banks	$24,049	$15,905
Interest-bearing deposits with other institutions	1,929	2,853

Total cash and cash equivalents	25,978	18,758
Certificates of deposit	1,500	1,750
Investment securities available for sale	393,523	379,407
Loans receivable (net of allowance for loan losses of $9,390 and $8,919)	1,233,479	1,102,118
Regulatory stock, at cost	16,811	13,831
Premises and equipment, net	16,977	16,553
Bank-owned life insurance	31,348	30,655
Foreclosed real estate	2,244	2,480
Intangible assets, net	2,662	1,759
Goodwill	13,801	10,259
Deferred income taxes	9,981	11,149
Other assets	18,377	17,825

TOTAL ASSETS	$1,766,681	$1,606,544

LIABILITIES
Deposits	$1,169,340	$1,096,754
Short-term borrowings	153,162	91,339
Other borrowings	240,601	229,101
Advances by borrowers for taxes and insurance	12,154	4,273
Other liabilities	13,974	13,797

TOTAL LIABILITIES	1,589,231	1,435,264

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,063	182,295
Unallocated common stock held by the Employee Stock Ownership Plan	(9,287)	(9,627)
Retained earnings	87,048	83,658
Treasury stock, at cost	(82,482)	(82,832)
Accumulated other comprehensive loss	(73)	(2,395)

TOTAL STOCKHOLDERS’ EQUITY	177,450	171,280

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,766,681	$1,606,544

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,377	$11,398	$36,756	$33,947
Investment securities:
Taxable	1,863	1,741	5,584	5,429
Exempt from federal income tax	277	248	776	721
Other investment income	206	181	581	759

Total interest income	14,723	13,568	43,697	40,856

INTEREST EXPENSE
Deposits	1,903	1,800	5,692	5,643
Short-term borrowings	175	118	384	324
Other borrowings	786	639	2,386	1,826

Total interest expense	2,864	2,557	8,462	7,793

NET INTEREST INCOME	11,859	11,011	35,235	33,063
Provision for loan losses	600	525	1,800	1,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,259	10,486	33,435	31,563

NONINTEREST INCOME
Service fees on deposit accounts	919	842	2,657	2,426
Services charges and fees on loans	272	274	849	863
Trust and investment fees	196	218	603	660
Gain on sale of investments, net	413	194	781	398
Earnings on Bank-owned life insurance	229	231	693	701
Insurance commissions	221	183	637	582
Other	46	6	170	33

Total noninterest income	2,296	1,948	6,390	5,663

NONINTEREST EXPENSE
Compensation and employee benefits	5,930	5,213	17,511	15,559
Occupancy and equipment	1,340	996	3,871	3,111
Professional fees	588	517	1,713	1,438
Data processing	998	861	2,996	2,566
Advertising	297	373	537	725
Federal Deposit Insurance Corporation Premiums	312	269	912	850
Gain(loss) on foreclosed real estate	(77)	8	74	(167)
Merger related costs	—	—	245	—
Amortization of intangible assets	190	157	587	486
Other	1,073	965	3,097	2,855

Total noninterest expense	10,651	9,359	31,543	27,423

Income before income taxes	2,904	3,075	8,282	9,803
Income taxes	792	618	2,084	2,318

Net Income	$2,112	$2,457	$6,198	$7,485

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
Earnings per share:
Basic	$0.20	$0.24	$0.60	$0.72
Diluted	$0.20	$0.23	$0.59	$0.71

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,758,054	$1,587,965	$1,722,081	$1,576,752
Total interest-earning assets	1,648,870	1,489,831	1,614,679	1,476,752
Total interest-bearing liabilities	1,407,360	1,292,034	1,389,014	1,302,249
Total stockholders’ equity	176,321	173,678	174,294	171,905

PER COMMON SHARE DATA:
Average shares outstanding—basic	10,426,304	10,431,461	10,383,179	10,464,084
Average shares outstanding—diluted	10,553,138	10,565,123	10,508,476	10,533,704
Book value shares	11,384,720	11,419,321	11,384,720	11,419,321

Net interest rate spread	2.80%	2.90%	2.83%	2.93%
Net interest margin	2.88%	2.96%	2.91%	2.99%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531